Exhibit 28.1

WACHOVIA CREDIT CARD MASTER TRUST

Excess Spread Analysis—May 2003

Series	1999-1	2000-1
Deal Size	$896 MM	$750 MM
Expected Maturity	04/15/04	07/15/05

Yield	14.97%	14.97%

Less: Coupon	1.64%	1.63%
Servicing Fee	1.50%	1.50%
Net Credit Losses	5.70%	5.70%
Excess Spread:
May-03	6.13%	6.14%
April-03	5.89%	5.90%
March-03	6.56%	6.58%
Three month Average Excess Spread	6.19%	6.21%

Delinquency:
30 to 59 days	1.01%	1.01%
60 to 89 days	0.70%	0.70%
90 + days	1.42%	1.42%
Total	3.13%	3.13%

Payment Rate	9.83%	9.83%